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                                    SALES CONTRACT


between

                                   Herr Dirk Pfeil
                                     receiver of
                              Hofmann Maschinenbau GmbH
                    Werner-von-Siemens-Strasse 2, 64319 Pfungstadt
                             Eschersheimer Landstrasse 60
                                 60332 Frankfurt/Main

                                       -Seller-

and

                          B U R - Vermoegensverwaltung GmbH
                (registered at the court of Mannheim under HRB 16085)
                         in future registered under the name
                             Schmitt Hofmann Systems GmbH
                   represented by its Geschaeftsfuehrer Wayne Case
                    who has the right for exclusive representation
                                Mannheimer Strasse 66
                                     68782 Bruehl

                                       -Buyer-


PRELIMINARY STATEMENT

On 1 October 1996, follow-up bankruptcy proceedings were initiated against Hofmann Maschinenbau GmbH ("Common Debtor") in Pfungstadt. The Amtsgericht Darmstadt appointed Seller as the trustee in bankruptcy. Buyer acknowledges that within the framework of the bankruptcy proceedings, Seller will continue the business of the Common Debtor. The "Schwingungsmesstechnik" division that Buyer intends to take over forms part of the business of the Common Debtor. Subject of this sales contract are the rights and goods and equipment that directly pertain to the "Schwingungsmesstechnik" division of the Common Debtor's business located in Pfungstadt. Buyer acknowledges that the Common Debtor does not own any real estate. The present facility is rented from Wegmann & Co and therefore is not part of the sales contract. Furthermore, Buyer acknowledges that Seller's knowledge of the business is only from carrying on the business within the framework of the bankruptcy proceedings. Seller does not make any guarantees that are not mentioned in this contract.

On the basis of this understanding, the two parties have made the following agreement:


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1.  Buyer will acquire the following rights and goods and equipment that pertain to the business of the Common Debtor in Pfungstadt for the "Schwingungsmesstechnik" division:

    a. All machinery, tools and pieces of furniture set forth in the list provided to Buyer. Items sold to the Buyer also include items used exclusively for this division by Seller.

    b. Raw materials, auxiliary materials and factory supplies as well as unfinished goods and finished goods as set forth in the list provided to Buyer.

    c. Available trade/manufacturing expertise shall be made available by handing over all documents, plans, technical drawings, piece lists, work plans, list of customers, purchasing documents, calculations, customer documents etc. available in Pfungstadt from the Common Debtor as set forth in the list provided to Buyer.

    d. Commercial patent rights that can be transferred and that are in possession of the Common Debtor as set forth in the list provided to Buyer. If a formal transfer of the patent rights to Buyer is not possible, Seller grants Buyer unlimited, irrevocable and exclusive usufructuary rights. In this case Buyer will bear the cost for the maintenance of the patent rights.

    Seller warrants that all items and rights sold are freely disposable and can be transferred free from rights of third parties. However, Seller points out that with respect to the patent rights, the employee inventors have a legal preemptive right.

2. The purchase price for the objects and rights mentioned under Section 1 of this contract is DM 750,000.00 plus 15% value-added tax ("VAT"), if this tax must be paid. The net purchase price of DM 750,000.00 is payable at 2 December 1996. The purchase price will be paid into the following bankruptcy deposit account:

              Number:             26 001008
              with                B H F Bank, AG, Frankfurt/Main
              bank code number:   500 202 00.

    It is the opinion of both parties that all items are sold within the framework of a sale of a whole business according to Section 1 Sec. 1 a of the VAT law and that consequently no VAT has to be paid. If this opinion is not correct, Buyer shall be obligated to pay the VAT at the current rate, which is 15% of the purchase price to Seller.

    Seller only has to pay VAT if and so long as the financial authorities in charge of Buyer's affairs accept VAT as an reimbursement for Buyer. In this case, Seller will prepare an invoice on which VAT is shown separately for Buyer.


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    If the financial authorities do not have any counterclaims which can be set off against Seller, Buyer transfers his right for VAT-refund from the financial authorities, which may exist because of this sales contract, to Seller. Consequently Seller can set off the transferred right for VAT-refund against his VAT liability to the financial authorities due to this sales contract according to Section 46 Sec. 2 AO. The rights are to be transferred on an official form. If the financial authorities do not agree with the transfer or if a transfer is not possible for other reasons, the whole amount of the value-added- tax must be paid to Seller by 15 January 1997.

    If Buyer does not pay the complete purchase price as of the required date, interest of 10% per annum must be paid from the date when payment was due.

3. The acquired rights and items are taken over by the Buyer as inspected; he acknowledges their condition. Warranty claims, defects and other warranties of any kind are excluded. The Buyer renounces any possible warranties for cancellation, reduction of the sales price, compensation payment or an eventual right of rescission from this contract. The right of rescission mentioned in Section 16 of this contract is not affected hereby.

4. The transfer is valid effective from 1 December 1996 on, provided Seller receives the net sales price of DM 750.000,00 by 2 December 1996. Seller retains title to the items sold until complete payment of the sales price has been effected. Buyer has the right to assemble the goods in stock in the ordinary course of business and to sell them as long as he does not delay payment. Assembly or change always takes place for Seller as a producer, but without obligations for him. Buyer hereby fully transfers any claims resulting from reselling goods under reservation of ownership to the Seller.

5. Seller will make sure that the normal course of business is continued until the date of transfer. Buyer agrees to process orders received until the date of transfer and to carry out the orders properly. This is also valid for orders submitted to suppliers by Seller, etc. Seller will be reimbursed by Buyer for eventual prepayments for goods that have not yet been delivered or for services that have not yet been rendered. Incoming invoices for services already rendered at the date of transfer or goods already received will be paid by the Seller.

6. Both parties agree to discuss all present contracts immediately after signing this contract. They will decide which contracts will be terminated by Seller before the date of transferral.

7. Buyer takes over those warranty and guarantee obligations (reworking and delivery of spare parts) which result from orders processed after the opening of the bankruptcy proceedings or of orders which had been in process.


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8.  A list of orders received at the "Schwingungsmesstechnik" division as of
    18 November 1996 has been provided to Buyer. Orders which have been completed as of the date of the transfer and services that had been rendered at that time will be dealt with between Seller and customer. Deliveries and services which took place after the transferral will be dealt with between Buyer and customer. Both parties will do their best in order to transfer the orders received as of the date of transfer from Seller to Buyer in accordance with the customer.

9. Seller shall continue the initiated legal proceedings against Dionys Hofmann and his companies, respectively, concerning the "Schwingungsmesstechnik" division. To the best of his abilities, Seller will also support Buyer in any similar future conflicts with Dionys Hofmann or one of his companies.

10. Buyer acknowledges that the Common Debtor employs 20 people in the "Schwingungsmesstechnik" division in Pfungstadt. However, Buyer is only willing to employ a maximum of 14 people. Therefore, Buyer is granted the right to ask Seller to pay DM 35,000.00 for each additional person Buyer has to employ according to the regulations of Section 613 a BGB. Buyer may decide which employees he intends to continue to employ. Seller shall regulate all claims of continuing employees existing at the date of transfer within the framework of the bankruptcy proceedings so that no obligations for Buyer may result. All claims arising after the date of transfer will be dealt with by Buyer. Holiday entitlements and holiday pay of the continuing employees will be established as of the date of transfer. Seller has no pension obligations to the continuing employees.

11. Buyer has the right to use the current facilities for the "Schwingungsmesstechnik" division until 31 January 1997, at the latest, for which payment of a monthly flat rate of DM 10,000.00 plus VAT is due. Seller has no warranty obligations for these facilities.

12. In the future, Buyer will pass orders to Seller for part "zerspanende Fertigung." Buyer or third persons named by Buyer will have the opportunity to observe the execution of these orders in order to get fabrication know-how. Seller hereby agrees to help Buyer and will ensure that Buyer's competitors will not have access to this know-how.

13. Both parties will engage an outside EDP-company to transfer the technical and trading data concerning the objects sold to Buyer and remove them from the EDP-system of Seller. The costs therefor shall be borne by Buyer. Existing backup copies will be handed over to Buyer.

14. Seller allows Buyer to remove tools with a maximum value of DM 5,000.00 from the tools in stock in Pfungstadt.


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15. Seller has the right to withdraw from this sales contract if the Buyer delays payment for more than three days. Written withdrawal from the contract must be given to Buyer.

16. Buyer has the right to withdraw from this contract if Mr. Menigat does not renounce his preemptive right according to the employee invention law. The right for withdrawal must be carried out by 26 November 1996 by written notice to Seller.

17. If any provision of this contract is or becomes invalid, the validity of the whole contract is not affected. Both parties will do their best to correct any invalid provision so that it complies legally and economically and comes as close as possible to the intention of the original provision.

18. Place of performance and jurisdiction is Frankfurt/Main.

Frankfurt/Main, 19 November 1996



-----------------------------------    -----------------------------------
-Seller-                               -Buyer-


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